
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------                                                                    OMB APPROVAL
             FORM 3                                                                                 OMB Number:           3235-0104
--------------------------------                                                                    Expires:      December 31, 2001
                                                                                                    Estimated average burden
                                                                                                    hours per response     .... 0.5

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(Print or Type Responses)

1. Name and Address of Reporting Person *

KRF3 Acquisition Company, L.L.C. (1)
   (Last)                   (First)                 (Middle)

One Beacon Street, Suite 1500
                            (Street)

Boston                      MA                        02108
   (City)                   (State)                   (Zip)


2. Date of Event Requiring Statement ( Month / Day / Year )

06/18/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

04-3468669

4. Issuer Name and Ticker or Trading Symbol

Krupp Realty Fund, Ltd. - III

5. Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                          10% Owner
       -----                              -----
              Officer (give title         X (2) Other
       -----           below)             ----- (specify
                                                 below)

       -------------------------------------------

6. If Amendment, Date or Original (Month/Year)


7. Individual or Join/Group Filing (Check Applicable Line)

               Form filed by One Reporting Person
       -----
         X     Form filed by More than One Reporting Person
       -----

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

                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of security                            2. Amount of Securities         3. Ownership         4. Nature of Indirect
   (Inst.4)                                        Beneficially Owned              Form: Direct (D)     Beneficial Ownership
                                                   (Instr. 4)                      or Indirect (I)      (Instr. 5)
                                                                                   (Inst. 5)
----------------------------------------------  ------------------------------  -------------------  -----------------------------
Investor limited partnership interests of
Krupp Realty Fund, Ltd. - III                               10,380                       I                       (2)
----------------------------------------------  ------------------------------  -------------------  -----------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the Form is filed by more than one reporting person, SEE instruction 5(b)(v).                                    SEC 1473(3-99)
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                                   Page 1 of 4

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

FORM 3 (CONTINUED)                 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                                         CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security                      2. Date Exercisable and   3. Title and Amount of Securities Underlying
   (Instr. 4)                                           Expiration Date           Derivative Security (Instr. 4)
                                                        (Month/Day/Year)
                                                                                                       Amount or
                                                     Date         Expiration            Title          Number of
                                                     Exercisable  Date                                 Shares
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------


 4. Conversion or             5. Ownership           6. Nature of Indirect
    Exercise Price of            Form of                Beneficial Ownership
    Derivative                   Derivative             (Instr. 5)
    Security                     Security:
                                 Direct (D) or
                                 Indirect (I)
                                 (Instr. 5)
----------------------------  ---------------------  ------------------------------------------------
----------------------------  ---------------------  ------------------------------------------------

Explanation of Responses:

(1) See page 3 attached.

(2) As of June 18, 1999, KRF3 Acquisition Company, L.L.C. (controlled by the persons listed on page 3) is the proxy for 41.5 percent of investor limited partnership interests in the Issuer pursuant to Agreements of Assignment and Transfer signed by the holders of such interests who have tendered Units in response to an offer initiated by the Reporting Persons on May 14, 1999 and terminated on June 18, 1999.

The filing of this statement shall not be deemed an admission that the Reporting Persons are the beneficial owners of any securities not held directly for their accounts for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, or otherwise.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


      See page 4 attached                               June 29, 1999
--------------------------------                      -----------------
** Signature of Reporting Person                            Date


FORM 3 (CONTINUED)

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
                                                           Amount of Investor
                                                      Limited Partnership Interests                          Nature of Indirect
   Other Reporting Persons      IRS/S.S. Number    Beneficially Owned as of June, 1999  Ownership Form      Beneficial Ownership
   -----------------------      ---------------    -----------------------------------  --------------  ----------------------------
KRF Company, L.L.C.                04-3468667                    10,380                    Indirect                  (2)
The Krupp Family Limited
Partnership -94                    04-3223524                    10,380                    Indirect                  (2)
George Krupp                       028-343379                    10,380                    Indirect                  (2)
Douglas Krupp                      028-342930                    10,380                    Indirect                  (2)
----------------------------- -------------------  -----------------------------------  --------------  ----------------------------

                                   SIGNATURES


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amendment is true, complete and correct.

Dated:  June 29, 1999

                        KRF3 Acquisition Company, L.L.C.

                              By: KRF Company, L.L.C.,
                                  its sole member

                                  By: The Krupp Family Limited
                                      Partnership - 94,
                                      its sole member

                                      By: /s/ Douglas Krupp
                                          -----------------
                                          Name:  Douglas Krupp
                                          Title: General Partner

                        KRF Company, L.L.C.

                                  By: The Krupp Family Limited
                                      Partnership - 94,
                                      its sole member

                                      By: /s/ Douglas Krupp
                                          -----------------
                                          Name:  Douglas Krupp
                                          Title: General Partner

                        The Krupp Family Limited Partnership-94

                                      By: /s/ Douglas Krupp
                                          -----------------
                                          Name:  Douglas Krupp
                                          Title: General Partner

                        George Krupp

                        /s/ George Krupp
                        ----------------

                        Douglas Krupp

                        /s/ Douglas Krupp
                        -----------------